File Pursuant to Rule 424(b)(3)

Registration No. 333-262719

Prospectus Supplement No. 2
(to Prospectus dated June 13, 2022)

Anghami Inc.

Up to 15,900,264 Ordinary Shares

Up to 872,800 Warrants

Up to 10,872,800 Ordinary Shares Issuable Upon Exercise of Warrants

This prospectus supplement (this “prospectus supplement”) amends and supplements the prospectus dated June 13, 2022 (as supplemented or amended from time to time, the “Prospectus”) which forms a part of our Registration Statement on Form F-1 (Registration Statement No. 333-262719), as amended from time to time. This prospectus supplement is being filed to supplement, modify, or supersede certain information contained in the Prospectus with information contained in our Current Report on Form 6-K, filed with the Securities and Exchange Commission (the “SEC”) on January 12, 2023 (the “Form 6-K”). Accordingly, we have attached the Form 6-K to this prospectus supplement.

Any statement in the Prospectus that is modified or superseded is not deemed to constitute a part of the Prospectus, except as modified or superseded by this prospectus supplement. Except to the extent that the information in this prospectus supplement modifies or supersedes the information contained in the Prospectus, this prospectus supplement should be read, and will be delivered, with the Prospectus. This prospectus supplement is not complete without, and may not be utilized except in connection with, the Prospectus.

Our ordinary shares are currently traded on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “ANGH.” Our public warrants trade on Nasdaq under the symbol “ANGHW.” The closing price of our ordinary shares on the Nasdaq on January 11, 2023, was $2.19 per ordinary share.

Investing in our ordinary shares involves a high degree of risk. Before buying any ordinary shares you should carefully read the discussion of material risks of investing in such securities in “Risk Factors” beginning on page 11 of the Prospectus, as well as the other information contained in the Prospectus or in any supplement thereto, before making a decision to invest.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 12, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

OF THE SECURITIES EXCHANGE ACT OF 1934

For the month of January 2023

Commission File Number: 001-41263

Anghami Inc.

(Exact name of registrant as specified in its charter)

16th Floor, Al-Khatem Tower, WeWork Hub71
Abu Dhabi Global Market Square, Al Maryah Island, Abu Dhabi, United Arab Emirates

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover Form 20-F or Form 40-F.

Form 20-F  ☒                             Form 40-F  ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101 (b) (1): ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101 (b) (7): ☐

Notification of Deficiency from The Nasdaq Stock Market LLC

On January 9, 2023, Anghami Inc. (the “Company”) received a notice from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) indicating that the Company is not currently in compliance with Nasdaq’s Listing Rules due to the Company’s failure to file an interim balance sheet and income statement as of and for its second quarter ended June 30, 2022 (the “Interim Financials”) on Form 6-K with the Securities and Exchange Commission. Pursuant to Listing Rule 5250(c)(2), the Company was required to file its Interim Financials no later than six months following the end of its second quarter ended June 30, 2022, or December 31, 2022. The Company has not yet filed the required Interim Financials.

The Company issued a press release relating to the foregoing, which is attached to this Form 6-K as Exhibit 99.1 and incorporated by reference herein.

EXHIBIT INDEX

Exhibit	Description
99.1	Press Release dated January 12, 2023

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

ANGHAMI INC.
Date: January 12, 2023

	By:	/s/ Edgard Maroun
	Name:	Edgard Maroun
	Title:	Chief Executive Officer

Exhibit 99.1

Anghami Inc. Announces Notification of Deficiency from The Nasdaq Stock Market LLC Regarding Late Filing of Interim Financial Statements

Cayman Islands, January 12, 2023, Anghami Inc., (NASDAQ: ANGH) (the “Company”), announced that, it received a notice from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) on January 9, 2023 indicating that the Company is not currently in compliance with Nasdaq’s Listing Rules due to the Company’s failure to file an interim balance sheet and income statement as of and for its second quarter ended June 30, 2022 (the “Interim Financials”) on Form 6-K with the Securities and Exchange Commission. Pursuant to Nasdaq Listing Rule 5250(c)(2), the Company was required to file its Interim Financials no later than six months following the end of its second quarter ended June 30, 2022, or December 31, 2022. The Company has not yet filed the required Interim Financials.

This notice received from Nasdaq has no immediate effect on the listing or trading of the Company’s shares. Nasdaq has provided the Company with 60 calendar days, until March 10,2023, to submit a plan to regain compliance. If Nasdaq accepts the Company’s plan, then Nasdaq may grant the Company up to 180 days from the prescribed due date for the filing of its Interim Financials, or until June 28,2023, to regain compliance.

The Company continues to work diligently to complete its Interim Financials and intends to file its Interim Financial as soon as possible, after which the Company anticipates maintaining compliance with its SEC reporting obligations and Nasdaq listing requirements.

This announcement is made in compliance with Nasdaq Listing Rule 5810(b), which requires prompt disclosure of receipt of a deficiency notification.

About Anghami Inc.

As the first, and leading music streaming technology platform in the Middle East and North Africa region ("MENA"), Anghami is the go-to destination for Arabic and international music, podcasts, and entertainment. With an extensive ecosystem of music, podcasts, events and more, Anghami provides the tools for anyone to create, curate and share their voice with the world.

Launched in 2012, Anghami was the first music streaming platform to digitize MENA’s music catalog. Today, Anghami has one of the largest music catalogs in MENA comprising 72 million songs and licensed content from leading Arabic labels, international labels, distributors, and independent artists, made available to 98 million registered users.

Anghami has established 46 telco partnerships in MENA to facilitate customer acquisition and subscription payment, in parallel to building long-term relationships with, and featuring music from, major Arabic and international music labels including Rotana Music, Universal Music Group, Sony Music Entertainment, Warner Music Group and the Merlin Network. Anghami is constantly increasing its content library by licensing and producing new and original content.

Headquartered in Abu Dhabi in the UAE, Anghami has offices in Beirut, Dubai, Cairo, and Riyadh and operates in 16 countries across MENA. Anghami recently expanded its service into the US and Canada, with Europe in the pipeline.

To learn more about Anghami, please visit: https://anghami.com

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Anghami’s actual results may differ from its expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “start,” “project,” “budget,” “forecast,” “preliminary,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “continue,” “predicts,” “potential,” “continue,” and similar expressions (or the negative versions of such words or expressions) are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from those discussed in the forward-looking statements. Most of these factors are outside Anghami’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: the impact of COVID-19 on Anghami’s business; the outcome of any legal proceedings that may be instituted against Anghami; changes in applicable laws or regulations; and the possibility that Anghami may be adversely affected by other economic, business, and/or competitive factors; and other risks and uncertainties identified in Anghami’s annual report on Form 20-F filed with the U.S. Securities and Exchange Commission (the “SEC”) on May 13, 2022, including those under “Risk Factors” therein, and in other documents filed or to be filed with the SEC by Anghami and available at the SEC’s website at www.sec.gov. Anghami cautions that the foregoing list of factors is not exclusive. Anghami cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Except as required by law, Anghami does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based.

Contacts

Investor Contact:

Questions addressed to Anghami Investor Relations can be sent to ir@anghami.com

Middle East Media Contacts:

Dhanya Issac / Omar Nasro, ASDA’A BCW

Dhanya.Issac@bcw-global.com / Omar.Nasro@bcw-global.com